ARTICLES OF MERGER FOR
                       INDWEST, INC. A UTAH
                           CORPORATION


     Pursuant to the provisions of Section 16-10a-1105 of the Utah Revised Business Corporation Act, Indwest, Inc., a Utah corporation (Indwest), hereby adopts and files the following Articles of Merger as the surviving corporation to the merger of Medi-Hut Co., Inc., a New Jersey corporation ("Medi-Hut"), with and into Indwest:

     FIRST: Agreement and Plan of Merger. A copy of the Agreement and Plan of Merger (the "Plan") governing the change of domicile merger between the Indwest and Medi-Hut, as adopted by the Boards of Directors of Indwest and Medi-Hut and as approved by the shareholders of Indwest and Medi-Hut on January 28, 1998, is attached hereto as Exhibit "A". The Plan, which is incorporated herein by this reference, results in the change of domicile of the New Jersey corporation and the termination of the corporations existance.

     SECOND: Shareholder Approval. The approval of the shareholders of Indwest and Medi-Hut was required to effectuate the merger. The number of shares of stock outstanding in each of the corporations (and the number of votes entitled to be cast) as of the date of the adoption of the Plan was as follows:

Entity                           Type of Shares   Number of Shares Outstanding
------                           --------------   ----------------------------
Indwest, Inc.  (Utah)            Common           1,699,549
Medi-Hut Co., Inc. (New Jersey)  Common           100

     The number of shares of stock of each corporation which voted for and against the Plan was as follows:

Entity                           Type of Shares       For        Against
------                           --------------       ---        -------
Indwest, Inc. (Utah)             Common               100           0

Medi-Hut Co., Inc. (New Jersey)  Common               1,530,000     0

     THIRD: Sufficiency of Vote. The number of votes cast for the Plan by each voting group entitled to vote was sufficient for approval of the merger by each such voting group.

     FOURTH: Principal Place of Business of the Corporation. The principal place of business in the State of Utah for Indwest is 215 South State Street, Salt Lake City, Utah 84111.

     FIFTH: Following the merger Article I to the Articles of Incorporation of the surviving corporation shall be amended as follows:

     A.Delete Article I in its entirety and substitute in its place the following:

     Article One.  The name of the Corporation is Medi-Hut Co., Inc.

     SIXTH: Registered Agent. Pursuant to the provisions of Utah Code Annotated Section 16-10a-1107(2), the Corporation's registered agent in the State of Utah is the Secretary of the State of Utah, whose address is 160 East 300 South, P.O. Box 45801, Salt Lake City, Utah 84801. The corporation hereby consents to the service of process on it in accordance with the provisions of Utah Code Annotated Section 16-10a-1107(2)(a)(ii), as amended.
DATED this 28th day of January, 1998.


/s/ Robert Gallagher
--------------------
Robert Gallagher
President